March 2008 Filed pursuant to Rule 433 dated February 26, 2008 Relating to Preliminary Pricing Supplement No. 530 dated February 25, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Shares of the iShares® MSCI Emerging Markets Index Fund
Minimum Return Resetting Capital Protected Notes provide investors with an opportunity to participate in the price appreciation of the underlying shares with no downside risk to their initial investment and with a guaranteed payment of a 10% minimum return at maturity.  At maturity, investors will receive for each $10 stated principal amount of notes they hold the greater of (i) the minimum payment amount of $11.00 and (ii) the share-based payment which is equal to $10 times the product of the quarterly performances for each of the 20 quarterly valuation periods, subject in each quarterly valuation period to the maximum quarterly performance which is expected to be 7% to 9%.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	March 28, 2013, subject to postponement for certain market disruption events
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Maturity redemption amount:	The greater of the (i) minimum payment amount and (ii) share-based payment amount
Minimum payment amount:	$11.00 (110% of the stated principal amount) per note
Share-based payment amount:	$10 times the product of the quarterly performances of the underlying shares over the term of the notes
Quarterly performance:
Quarterly performance in each quarterly valuation period is equal to (i) the closing price of the underlying shares at the end of that quarterly valuation period divided by (ii) the closing price of the underlying shares at the start of that quarterly valuation period, subject to the maximum quarterly performance.  The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

Quarterly valuation period:
Each quarterly valuation period from and including a period valuation date to and including the immediately succeeding period valuation date; provided that the first quarterly valuation period will begin on the pricing date

Period valuation date:
The period valuation dates for the notes will be the last scheduled trading day of each March, June, September and December, beginning March 2008 and ending in March 2013, provided that the period valuation date in March 2008 will be the pricing date and the period valuation date in March 2013 will be March 26, 2013, which is the second scheduled trading day prior to the maturity date.  The period valuation dates are subject to postponement for certain market disruption events.

Maximum quarterly performance:	1.07 to 1.09 (corresponding to a 7% to 9% quarterly increase). The actual maximum quarterly performance will be determined on the pricing date.
Interest:	None
CUSIP:	61747W182
Listing:	The notes will not be listed on any securities exchange.
Minimum ticketing size:	100 notes
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 530 dated February 25, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007               Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Investment Overview

Minimum Return Resetting Capital Protected Notes

The notes can be used:

▪	As an alternative to direct exposure to the underlying shares.

▪	To provide a minimum return of $11.00 per note (110% of the stated principal amount) and the opportunity to participate in the price appreciation of the underlying shares

Because your participation in the quarterly performance of the underlying shares is limited by the maximum quarterly performance, which is expected to be 7-9%, the return on your investment at maturity could potentially be less than the return you would receive on a comparable investment linked to the simple price return of the underlying shares (i.e., based on the change in the closing price at maturity from the closing price on the pricing date).  The amount of discrepancy, if any, between the share-based payment amount and a payment linked to the simple price return will primarily depend on how often and by how much any of the quarterly performances exceed the maximum quarterly performance during the 20 quarterly valuation periods.  However, if the underlying shares depreciate over the term of the notes, the minimum $11.00 payment per note will be higher than the simple price return of the underlying shares.

Maturity:	5 Years
Maximum quarterly performance:	7-9% (to be determined on the pricing date)
Principal protection:	100%
Minimum payment at maturity:	$11.00 per note

iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, and is designed to measure equity market performance in the global emerging markets.

Information as of market close on February 21, 2008:

Bloomberg Ticker Symbol:	EEM
Current Closing Share Price:	$139.35
52 Week High Share price:	$167.19 (on 10/31/07)
52 Week Low Share price:	$105.29 (on 3/5/07)

iShares® MSCI Emerging Markets Index Fund Historical Performance – Daily Closing Prices from January 1, 2003 to February 21, 2008

March 2008	Page 2

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Key Investment Rationale

Investors who believe the price of the underlying shares will appreciate relatively steadily over the five-year term of the notes, with the quarterly increases in each of the twenty quarterly valuation periods generally at or below the maximum quarterly performance of 7% to 9%, or those concerned about the risks associated with investing directly in equity securities generally, or the underlying shares in particular, can use the notes to gain exposure to the performance of the underlying shares while protecting 100% of principal and being guaranteed a 10% minimum return on the investment at maturity.

Protect Principal
Provides an opportunity to express a moderately bullish view on the performance of the underlying shares over the five-year term of the notes while being guaranteed a payment of 110% of the stated principal amount of notes at maturity

Scenario 1
The underlying shares appreciate steadily and the quarterly performance of the underlying shares does not exceed the maximum quarterly performance in any of the twenty quarterly valuation periods.  At maturity, investors will receive the greater of (i) the share-based payment amount and (ii) the minimum payment amount of $11.00 per note.  The share-based payment amount would be the same as the return on an investment linked to the simple price return of the underlying shares.

Scenario 2
The underlying shares appreciate and the quarterly performance of the underlying shares exceeds the maximum quarterly performance in some of the quarterly valuation periods.  At maturity, investors will receive the greater of (i) the share-based payment amount, which would be lower than the return on an investment linked to the simple price return of the underlying shares and (ii) the minimum payment amount of $11.00 per note.

Scenario 3
The underlying shares (i) depreciate, (ii) appreciate less than 10%, or (iii) their appreciation in some of the quarterly valuation periods is limited by the maximum quarterly performance so that the share-based payment amount is less than the minimum payment amount.  Investors receive only the minimum payment amount of $11.00 per note.

Summary of Selected Key Risks (see page 13)

Structure Related Risks

▪	The notes do not pay interest.

▪	The return on the notes may be less than the simple price return of the underlying shares due to the maximum quarterly performance.

▪
If the underlying shares decline in value or do not appreciate sufficiently so that you receive the minimum payment amount, the minimum payment amount would be equivalent to an annualized 1.91% return on your investment.

Underlying Share Related Risks

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities.

▪	The MSCI Emerging Markets Index is subject to currency exchange risk.

▪	Adjustments to the underlying shares or the MSCI Emerging Markets Index could adversely affect the value of the notes.

▪	The underlying shares may not exactly track the MSCI Emerging Markets Index.

▪	The antidilution adjustments do not cover every event that could affect the underlying shares.

▪	You have no shareholder rights and will not be entitled to receive dividends on the underlying shares.

March 2008	Page 3

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Secondary Market Related Risks

▪	Market price influenced by many unpredictable factors

▪
The notes will not be listed, secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	Inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity could potentially affect the value of the notes.

Other Risks

▪	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests.

▪	Credit risk to Morgan Stanley

March 2008	Page 4

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, investors will receive for each $10 stated principal amount of notes they hold the greater of (i) the minimum payment amount of $11.00 and (ii) the share-based payment which is equal to $10 times the product of the quarterly performances for each of the 20 quarterly valuation periods, subject in each quarterly valuation period to the maximum quarterly performance which is expected to be 7% to 9%.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2008	March , 2008 (5 business days after the pricing date)	March 28, 2013, subject to postponement due to certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per note
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Interest:	None
Maturity redemption amount:	The greater of the (i) minimum payment amount and (ii) share-based payment amount
Minimum payment amount:	$11.00 per note
Share-based payment amount:	$10 times the product of the quarterly performances of the underlying shares over the term of the notes
Quarterly performance:
Quarterly performance in each quarterly valuation period is equal to (i) the closing price of the underlying shares at the end of that quarterly valuation period divided by (ii) the closing price of the underlying shares at the start of that quarterly valuation period, subject to the maximum quarterly performance.  The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

Quarterly valuation period:
Each quarterly valuation period from and including a period valuation date to and including the immediately succeeding period valuation date; provided that the first quarterly valuation period will begin on the pricing date

Period valuation date:
The period valuation dates for the notes will be the last scheduled trading day of each March, June, September and December, beginning March 2008 and ending in March 2013, provided that the period valuation date in March 2008 will be the pricing date and the period valuation date in March 2013 will be March 26, 2013, which is the second scheduled trading day prior to the maturity date.  The period valuation dates are subject to postponement for certain market disruption events.

Maximum quarterly performance:	1.07 to 1.09 (corresponding to a 7% to 9% quarterly increase). The actual maximum quarterly performance will be determined on the pricing date.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the final period valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the final period valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 13.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61747W182
Minimum ticketing size:	100 notes
Tax consideration:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at

March 2008	Page 5

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

maturity, of the notes will be treated as ordinary income.  If the notes were to have been priced on February 20, 2008, the “comparable yield” would be a rate of 4.4642% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for the notes (assuming an issue price of $10) consists of a projected amount equal to $12.4686 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that would be deemed to have accrued with respect to the notes for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.1116	$0.1116
July 1, 2008 through December 31, 2008	$0.2257	$0.3373
January 1, 2009 through June 30, 2009	$0.2307	$0.5680
July 1, 2009 through December 31, 2009	$0.2359	$0.8039
January 1, 2010 through June 30, 2010	$0.2412	$1.0451
July 1, 2010 through December 31, 2010	$0.2465	$1.2916
January 1, 2011 through June 30, 2011	$0.2520	$1.5437
July 1, 2011 through December 31, 2011	$0.2577	$1.8013
January 1, 2012 through June 30, 2012	$0.2634	$2.0648
July 1, 2012 through December 31, 2012	$0.2693	$2.3340
January 1, 2013 through the Maturity Date	$0.1346	$2.4686

The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “Description of Notes — United States Federal Income Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your own tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the underlying shares, in futures or options contracts on the underlying shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Any of these hedging or trading activities could potentially increase the closing price of the underlying shares on the pricing date and, therefore, the price at which the underlying shares must trade on the successive period valuation dates before you receive a payment at maturity that exceeds the minimum payment amount.  We cannot give any assurance that our hedging activity will not affect the price of the underlying shares

March 2008	Page 6

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

and, therefore, the price at which the underlying shares must trade on the successive period valuation dates before you receive a payment at maturity that exceeds the minimum payment amount.  We cannot give any assurance that our hedging activity will not affect the price of the underlying shares and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of the Notes	Selling Concession	Principal Amount of Notes for any single investor
$10.000	$0.300	<$999K
$9.950	$0.250	$1MM-$2.99MM
$9.925	$0.225	$3MM-$4.99MM
$9.900	$0.200	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 7

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Hypothetical Payouts on the Notes

The share-based payment amount is based on the closing price of the underlying shares determined over each quarterly valuation period.  Because the price of the underlying shares may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the price of the underlying shares on the amount payable to you at maturity.  However, no assurance can be given that the price of the underlying shares will appreciate or depreciate over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the price of the underlying shares over the term of the notes, which we refer to as the volatility of the underlying shares, may be significantly different than the volatility of the underlying shares implied by any of the examples.  The prices of the underlying shares used to determine the quarterly performances of the notes will be based on the closing prices of the underlying shares at the beginning and end of each quarterly valuation period, as adjusted by the adjustment factor.

The hypothetical examples below determine all dollar amounts related to the share-based payment amount by rounding to the nearest hundredth instead of rounding to the nearest ten-thousandth, which will be the calculation method actually used by the calculation agent for this offering.  See “Description of Notes—Calculation Agent” in the accompanying preliminary pricing supplement for more information.

The share-based payment amount for each of the examples below is calculated using the following formula:

Share-based payment amount   =   $10   x   (product of the quarterly performances for each quarterly valuation period)

where,
Quarterly performance	=	lesser of	Underlying share closing price at end of quarterly valuation period	and 1.07 to 1.09
Underlying share closing price at start of quarterly valuation period

The maximum quarterly performance is expected to be 1.07 to 1.09 and will be determined on the pricing date. The closing price of the underlying shares will be subject to an adjustment factor, initially set at 1.0, to reflect certain corporate events affecting the underlying shares.

March 2008	Page 8

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Beginning on page 11, we have provided examples of the hypothetical payouts on the notes.  Below is a simplified example to illustrate how the share-based payment amount is calculated.  For purposes of the following illustration, assume a hypothetical note with four quarterly valuation periods, with an initial underlying share price of $140 and a maximum quarterly performance of 1.08.

If the price of the underlying shares at the end of each quarterly valuation period is 147, 154, 168 and 162.40, respectively, the quarterly performance for each of the quarterly valuation periods would be as follows:

Quarter	Initial underlying share price	Final underlying share price			Underlying share performance	Quarterly performance
1st Quarter	140	147	147	=	1.05000	1.05000
			140
2nd Quarter	147	154	154	=	1.04762	1.04762
			147
3rd Quarter	154	168	168	=	1.09091	1.08000	(lesser of 1.09091 and 1.08)
			154
4th Quarter	168	162.40	162.40	=	.96667	.96667
			168

The share-based payment amount equals $10 times the product of each of the quarterly performances.  Based on the quarterly performances in the above example, the share-based payment amount would be calculated as follows:

$10   x   (1.05000   x 1.04762   x   1.08000   x   .96667)   =   $11.4841

The share-based payment amount of $11.4841 represents an increase of 14.84% above the stated principal amount of the notes.  Because the quarterly performance for the quarterly valuation period ending in the third quarter was limited to the hypothetical maximum quarterly performance of 1.08, the return of the share-based payment amount as a percentage of the stated principal amount is less than the simple return of the underlying shares.  The simple return of the underlying shares, which we refer to as the simple price return of the underlying shares, would measure the overall performance of the underlying shares by dividing the underlying share price at the end of the final quarterly valuation period by the underlying share price on the day we price the notes for initial sale to the public and would be calculated as follows:

Simple price return of the underlying shares	=	162.40	=	16%
140

The simple price return of the underlying shares of 16% on a $10 note would result in an investment return of $11.60, which is greater than the share-based payment amount of $11.4841.  The simple price return of the underlying share price does not include dividends, if any, paid on the underlying shares over the term of the notes.

March 2008	Page 9

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

A set of hypothetical examples follows below.  The examples are intended to illustrate the effect of a maximum quarterly performance on a hypothetical investment in the notes.

The examples beginning on page 11 are based on the following hypothetical terms:

▪	Quarterly valuation periods: 15

▪	Initial underlying share price: $140

▪	Minimum payment amount: $11.00

▪	Maximum quarterly performance: 1.08 (equivalent to a quarterly return of the underlying shares of 8%)

The trends and share-based payment amounts described in the examples below are hypothetical and are provided only as an illustration.  The maximum quarterly performance for the notes, the actual trends of the underlying share price and the resulting share-based payment amount over the 20 quarterly valuation periods of the notes will be different than the examples.

As you review the examples, please note that although the hypothetical maximum quarterly performance for any quarter is 1.08 (equivalent to a quarterly return of the underlying shares of 8%), in measuring the underlying share performance for the subsequent quarterly period we will use the actual underlying share price at the start of the quarterly valuation period for that subsequent quarterly period rather than the underlying share price that would have resulted from an increase of 8% in the underlying share price during the previous quarter.  For example, in Example 3, the underlying share price increases from 193.20 to 233.80 for the sixth quarterly valuation period, resulting in an underlying share quarterly performance of 1.21014 (equivalent to an increase in the underlying share price of 21.014% in that quarter) but a quarterly performance of 1.08.  In the subsequent quarterly period the underlying share quarterly performance is measured using 233.80 as the starting value of the underlying share price for that subsequent quarterly period rather than 208.66, the underlying share price that would have resulted from an increase of 8% in the underlying share price during the previous quarterly period.

March 2008	Page 10

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Quarterly periods which resulted in an increase in the underlying share value in excess of the maximum quarterly performance for the notes are indicated in bold typeface below.

	Example 1			Example 2			Example 3
Quarterly valuation period	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly Performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly Performance
Q1	145.60	1.04000	1.04000	145.60	1.04000	1.04000	145.60	1.04000	1.04000
Q2	151.20	1.03846	1.03846	149.80	1.02885	1.02885	170.80	1.17308	1.08000
Q3	158.20	1.04630	1.04630	189.00	1.26168	1.08000	159.60	0.93443	0.93443
Q4	165.20	1.04425	1.04425	151.20	0.80000	0.80000	194.60	1.21930	1.08000
Q5	172.20	1.04237	1.04237	156.80	1.03704	1.03704	193.20	0.99281	0.99281
Q6	180.60	1.04878	1.04878	162.40	1.03571	1.03571	233.80	1.21014	1.08000
Q7	189.00	1.04651	1.04651	169.40	1.04310	1.04310	196.00	0.83832	0.83832
Q8	197.40	1.04444	1.04444	190.40	1.12397	1.08000	191.80	0.97857	0.97857
Q9	205.80	1.04255	1.04255	212.80	1.11765	1.08000	200.20	1.04380	1.04380
Q10	215.60	1.04762	1.04762	217.00	1.01974	1.01974	233.80	1.16783	1.08000
Q11	224.00	1.03896	1.03896	219.80	1.01290	1.01290	229.60	0.98204	0.98204
Q12	228.20	1.01875	1.01875	229.60	1.04459	1.04459	240.80	1.04878	1.04878
Q13	235.20	1.03067	1.03067	240.80	1.04878	1.04878	236.60	0.98256	0.98256
Q14	239.40	1.01786	1.01786	239.40	0.99419	0.99419	264.60	1.11834	1.08000
Q15	245.00	1.02339	1.02339	245.00	1.02339	1.02339	245.00	0.92593	0.92593
Share-based payment amount:	$17.50	Share-based payment amount:	$13.91	Share-based payment amount:	$11.37
Minimum payment amount:	$11.00	Minimum payment amount:	$11.00	Minimum payment amount:	$11.00
Maturity redemption amount:	$17.50	Maturity redemption amount:	$13.91	Maturity redemption amount:	$11.37
Simple price return of the underlying shares:	$17.50	Simple price return of the underlying shares:	$17.50	Simple price return of the underlying shares:	$17.50

In Examples 1, 2 and 3, the underlying share price increases 75% over the term of the notes and ends above the initial price of $140.  However, each example produces a different return on an investment in the notes because the hypothetical performance of the underlying shares over the term of the notes is different in each example.

Example 1: The quarterly performance never exceeds the maximum quarterly performance of 1.08, and consequently, the share-based payment amount equals $17.50, which is equivalent to the simple price return of the underlying shares of $17.50  Therefore, the amount payable at maturity for each note would be the share-based payment amount of $17.50, representing a 75% increase above the stated principal amount.

Example 2: The underlying share price increases more than 8% in the third, eighth and ninth quarterly valuation periods, and the quarterly performances for each of those periods is limited to the maximum of 1.08.  Any significant decrease in the underlying share price (see, for example, the fourth quarterly valuation period) is not subject to any corresponding limit.  Consequently, the share-based payment amount of $13.91 is less than the simple price return of the underlying shares of $17.50.  Therefore, although the underlying share price increases 75% over the term of the notes, the amount payable at maturity is $13.91 for each note, representing approximately a 39% increase above the stated principal amount.

Example 3: The underlying share price increases more than 8% in the second, fourth, sixth, tenth and fourteenth quarterly valuation periods, and the quarterly performance for each of those periods is limited to the maximum of 1.08.  Any significant decrease in the underlying share price (see, for example, the seventh quarterly valuation period) is not subject to a corresponding limit.  Consequently, the share-based payment amount of $11.37 is significantly less than the simple price return of the underlying shares of $17.50.  Therefore, although the underlying share price increases 75% over the term of the notes, the amount payable at maturity is $11.37 for each note, representing approximately a 13% increase above the stated principal amount.

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Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

	Example 4			Example 5
Quarterly valuation period	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance	Hypothetical ending underlying share price	Underlying share price performance	Quarterly performance
Q1	145.60	1.04000	1.04000	144.20	1.03000	1.03000
Q2	137.20	0.94231	0.94231	151.20	1.04854	1.04854
Q3	130.20	0.94898	0.94898	158.20	1.04630	1.04630
Q4	134.40	1.03226	1.03226	189.00	1.19469	1.08000
Q5	126.00	0.93750	0.93750	154.00	0.81481	0.81481
Q6	121.80	0.96667	0.96667	179.20	1.16364	1.08000
Q7	123.20	1.01149	1.01149	214.20	1.19531	1.08000
Q8	127.40	1.03409	1.03409	196.00	0.91503	0.91503
Q9	121.80	0.95604	0.95604	175.00	0.89286	0.89286
Q10	117.60	0.96552	0.96552	211.40	1.20800	1.08000
Q11	123.20	1.04762	1.04762	184.80	0.87417	0.87417
Q12	121.80	0.98864	0.98864	221.20	1.19697	1.08000
Q13	116.20	0.95402	0.95402	228.20	1.03165	1.03165
Q14	113.40	0.97590	0.97590	198.80	0.87117	0.87117
Q15	119.00	1.04938	1.04938	170.80	0.85915	0.85915
Share-based payment amount:	$8.50	Share-based payment amount:	$7.46
Minimum payment amount:	$11.00	Minimum payment amount:	$11.00
Maturity redemption amount:	$11.00	Maturity redemption amount:	$11.00
Simple price return of the underlying shares:	$8.50	Simple price return of the underlying shares:	$12.20

Example 4: The underlying share price decreases over the term of the notes and ends below the initial price of $140.  The quarterly performances of the underlying shares never exceed the maximum quarterly performance of 1.08, and consequently, the share-based payment amount equals $8.50, which is equivalent to the simple price return of the underlying shares of $8.50.  Although the underlying share price decreases 15% over the term of the notes, the amount payable at maturity of the notes is the minimum payment amount.  Therefore, the investor in the hypothetical note receives $11.00, a return of 110% of the stated principal amount of the notes.

Example 5: The underlying share price increases over the term of the notes and ends above the initial price of $140.  However, the underlying share price increases by more than the maximum quarterly performance in the fourth, sixth, seventh, tenth and twelfth quarterly valuation periods, and the quarterly performance for each of those periods is limited to the maximum of 1.08.  Any significant decrease in the underlying share price (see, for example, the fifth, eighth, ninth, eleventh, fourteenth and fifteenth quarterly valuation periods) is not subject to a corresponding limit.  Consequently, the share-based payment amount of $7.46 is significantly less than the simple price return of the underlying shares of $12.20.  Therefore, although the underlying share price increases 22% over the term of the notes, the amount payable at maturity for the hypothetical note is the minimum payment amount of $11.00 (equivalent to 110% of the stated principal amount).  The return on the notes is significantly less than the simple price return of the underlying shares of $12.20.

March 2008	Page 12

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.

Structure Specific Risk Factors

▪
The notes do not pay interest and the return on the notes may be less than the return on an ordinary debt security. The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  Because no assurance can be given that the share-based payment amount due at maturity will exceed the minimum payment amount of $11.00 per note, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the minimum payment amount on the notes at maturity, which would be equivalent to an annualized 1.91% return on your investment, will not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The return on the notes may be less than the price return of the underlying shares due to the maximum quarterly performance.  Investing in the notes is not equivalent to investing in the underlying shares or the component stocks of the MSCI Emerging Markets Index.  Because the share-based payment amount is based on the compounded quarterly return of the underlying share value during 20 quarterly valuation periods over the term of the notes and your participation in any quarterly increases is limited to the maximum quarterly performance, it is possible for the return on your investment in the notes (the effective yield to maturity) to be substantially less than the return of the underlying share value over the term of the notes.  As demonstrated by Examples 2, 3 and 5 under “Hypothetical Payouts on the Notes” above, an investment in the notes may result in a return that is less than the simple price return of the underlying shares.  The amount of the discrepancy, if any, between the share-based payment amount and the simple price return of the underlying shares will depend on how often and by how much any quarterly performances exceed the maximum quarterly performance during the 20 quarterly valuation periods over the term of the notes.

Underlying Share Specific Risks Factors

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

▪
The price of the underlying shares is subject to currency exchange risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to the iShares® MSCI Emerging Markets Index Fund or to the MSCI Emerging Markets Index could adversely affect the value of the notes.  Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks constituting the iShares® MSCI Emerging Markets Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes.

▪
The underlying shares may not exactly track the MSCI Emerging Markets Index.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  BGFA may invest up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes may be materially and adversely affected.

▪
You have no shareholder rights. As an investor in the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the underlying shares or the component stocks of the MSCI Emerging Markets Index.

March 2008	Page 14

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Secondary Market Specific Risk Factors

▪
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the notes, including: the price and performance of the underlying shares at any time and, in particular, on the specified period valuation dates, the volatility (frequency and magnitude of changes in prices) of the underlying shares, the dividend rate on the underlying shares or the component securities of the MSCI Emerging Markets Index, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or the component stocks of the MSCI Emerging Markets Index or stock markets generally and that may affect the closing prices of the underlying shares on the specific period valuation dates, the time remaining until the notes mature, and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.

▪
The notes will not be listed.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes, including trading in the underlying shares as well as in other instruments related to the underlying shares.  Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the closing price of the underlying shares on the pricing date and, therefore, the price at which the underlying shares must trade on the successive period valuation dates before you receive a payment at maturity that exceeds the minimum payment amount.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the closing price of the underlying shares on each of the period valuation dates and, accordingly, the amount of cash you will receive at maturity.

Other Risk Factors

▪
Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

March 2008	Page 15

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Information About the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the notes offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Emerging Markets Index
The MSCI Emerging Markets Index is calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and comprises the equity securities underlying the MSCI indices of 25 selected emerging market countries.  See “Description of Notes—The MSCI Emerging Markets Index” in the accompanying preliminary pricing supplement.

March 2008	Page 16

Minimum Return Resetting Capital Protected Notes due March 28, 2013
Based on the Closing Price of Shares of the iShares® MSCI Emerging Markets Index Fund

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, for each quarter in the period from April 11, 2003 through February 21, 2008.  On February 21, 2008, the closing price of the underlying shares was $139.35.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance.  We cannot give you any assurance that the price of the underlying shares will increase so that at maturity you will receive a payment in excess of the minimum payment amount of $11.00 per note.
iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2003
Second Quarter (from April 11, 2003)	40.87	33.23	39.97
Third Quarter	47.66	40.40	45.31
Fourth Quarter	54.64	46.50	54.64
2004
First Quarter	59.51	55.15	58.50
Second Quarter	60.61	47.65	53.88
Third Quarter	57.50	50.89	57.50
Fourth Quarter	67.28	56.70	67.28
2005
First Quarter	73.95	63.63	67.60
Second Quarter	73.11	65.10	71.60
Third Quarter	85.02	71.83	84.88
Fourth Quarter	89.50	75.15	88.25
2006
First Quarter	100.78	91.55	99.00
Second Quarter	111.10	81.95	93.90
Third Quarter	99.30	87.60	96.77
Fourth Quarter	114.60	95.30	114.17
2007
First Quarter	118.63	105.29	116.50
Second Quarter	133.20	117.45	131.65
Third Quarter	150.40	118.50	149.45
Fourth Quarter	167.19	141.53	150.30
2008
First Quarter (through February 21, 2008)	151.10	130.34	139.35

March 2008	Page 17